Exhibit (a)(5)(D)

July 1, 2016

Board of Directors and Special Committee of the Board of Directors

Hatteras Financial Corp.

751 W. Fourth Street, Suite 400

Winston Salem, NC 27101

Re: Amendment 4 to Schedule 14D-9 of Hatteras Financial Corp., filed July 1, 2016 (the “Schedule 14D-9”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated April 10, 2016 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Annaly Capital Management, Inc. (“Annaly”) and its affiliates) of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Hatteras Financial Corp. (the “Company”) of the Aggregate Consideration (as defined in the Opinion Letter) pursuant to the Agreement and Plan of Merger, dated as of April 10, 2016, by and among Annaly, Ridgeback Merger Sub Corporation, a wholly owned subsidiary of Annaly, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company and the Special Committee of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our Opinion Letter in the Schedule 14D-9, as amended. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Item 4.— Background of the Offer and the Merger”, “Item 4.—Hatteras’ Reasons for the Offer and the Merger; Recommendation of the Hatteras Board of Directors”, “Item 4.—Opinion of Hatteras’ Financial Advisor” and “Item 5.—Person/Assets, Retained, Employed, Compensated or Used” and to the inclusion of the Opinion Letter in the Schedule 14D-9, as amended. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Schedule 14D-9, as amended, and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to, for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement (including any subsequent amendments to the Schedule 14D-9, as amended) or any other document, except in accordance with our prior written consent. We do not consent to the furnishing of this consent letter to the Securities and Exchange Commission.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)